Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

RightNow Technologies, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-115331) on Form S-8 of RightNow Technologies, Inc. of our report dated March 21, 2005, with respect to the consolidated balance sheets of RightNow Technologies, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of RightNow Technologies, Inc.

/s/ KPMG LLP

Billings, Montana

March 28, 2005